Exhibit 99.1

NEWS RELEASE Investor Contacts Lisa Elliott, DRG&L lelliott@drg-l.com (713) 529-6600 C&J Energy Services, Inc. John Fitzpatrick investors@cjenergy.com (713) 260-9900

C&J Energy Services Announces Second Quarter 2012 Results

Diluted EPS of $0.99 on Revenues of $278 Million

HOUSTON, TEXAS, August 8, 2012 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $53.3 million, or $0.99 per diluted share, for the second quarter of 2012, compared to net income of $33.2 million, or $0.68 per diluted share, in the second quarter of 2011. Net income for the first quarter of 2012 was $49.4 million, or $0.92 per diluted share. Second quarter 2012 results included the impact of approximately $0.5 million in transaction costs incurred in connection with the acquisition of Casedhole Holdings, Inc. and its subsidiaries (“Casedhole”), net of tax ($0.01 per diluted share). Second quarter 2011 results included approximately $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share).

Total revenue for the second quarter of 2012 was $278.4 million, an increase of 53% compared to $182.2 million for the second quarter of 2011 and up 16% compared to $239.1 million for the first quarter of 2012. The increase in revenue from the prior year quarter was primarily due to the addition of new equipment, as we have more than doubled the amount of horsepower in our fleet of hydraulic fracturing equipment and increased coiled tubing capacity by 40% since that time. The increase in revenue from the first quarter of 2012 resulted from a number of items, including:

•	A full quarter impact of a 32,000 horsepower hydraulic fracturing fleet deployed in mid-February;

•	A partial quarter impact of an additional 32,000 horsepower hydraulic fracturing fleet deployed in late April;

•	A $15.1 million revenue contribution from Casedhole over the 23 days following the acquisition; and

•	Improvement in spot market performance from the hydraulic fracturing fleet that was moved into the Eagle Ford from the Haynesville.

Adjusted EBITDA (defined as total earnings before net interest expense, income taxes, depreciation and amortization, and one-time items including loss on early extinguishment of debt, transaction costs and net gain or loss on disposal of assets) for the second quarter of 2012 was $92.6 million, compared to $84.1 million for the first quarter of 2012 and $66.1 million for the second quarter of 2011. Adjusted EBITDA is a non-GAAP number and reconciled to the nearest comparable GAAP financial measure, net income, in the accompanying financial table at the end of this release.

“We achieved another solid quarter, outpacing last quarter’s earnings as we continued to expand our operations,” stated Josh Comstock, Chairman, President and Chief Executive Officer. “During the second quarter, revenue from our hydraulic fracturing business was up from the first quarter as our total horsepower capacity grew from 210,000 at the end of last quarter to 242,000 in mid-April. However, on a per horsepower basis, revenue from this service line was down quarter over quarter due to the continued migration of equipment into oily basins, which resulted in a slight decrease in the utilization of our equipment as well as pressure on pricing. We are confident that we will remain highly competitive in this softening environment by being true to our operating philosophy and consistently demonstrating the benefits and cost savings of our high efficiency operations to our customers.

“Our coiled tubing business produced solid results during the quarter despite a continued decline in activity levels in the gas-dominated East Texas/Northern Louisiana region as well as significant activity reductions from our top customer in Western Oklahoma. In addition, one of our largest coiled tubing customers has recently moved from 24 hour operations to a temporary 12 hour schedule in the Eagle Ford until their midstream infrastructure is built-out.

“We are excited to announce that we have moved coiled tubing equipment into North Dakota with the intention of putting this equipment to work in the Bakken oil play later this quarter. We believe that the successful expansion of our coiled tubing services into the Bakken will result in significant long-term growth of this service line moving forward.

“Our newly acquired business, Casedhole, made a meaningful contribution to our consolidated results for the quarter in the 23 days following the close of the acquisition. We expect Casedhole’s business to be significantly accretive to our consolidated results and to provide yet another vehicle for growth through expansion of geographic reach and product line. Utilization and pricing for Casedhole’s services remain strong.

“Lastly, we continue to successfully manage logistical issues associated with the supply and delivery of sand and other required raw materials. We did not experience any delivery interruptions during the second quarter. We currently have supply contracts in place for the remainder of 2012 and expect to benefit from our ongoing focus on procurement and logistical management practices,” concluded Comstock.

Update on Acquisition of Casedhole

We completed the acquisition of Casedhole on June 7, 2012, and the results of its operations from that point on were included in our financial results for the quarter. Casedhole’s business, which primarily consists of wireline perforation services, contributed $15.1 million of revenue and $4.7 million of Adjusted EBITDA to our consolidated results for the quarter. We have completed the valuation of Casedhole’s assets and recorded $129.9 million of goodwill and $105.6 million of intangible assets, primarily consisting of customer relationships and trade name.

Comstock commented, “In just a few short weeks we have already begun to see the benefits this combination will provide and we are confident that this will prove to be a tremendous opportunity for C&J and its shareholders. The successful business that Don Gawick and his team have built over the last few years is even more apparent to us after having the opportunity to work with them over the past several weeks. We are pleased with the progress made in integrating the companies and our management teams are working together to cross-sell our combined services. We expect to expand Casedhole’s current fleet of 58 wireline units and 13 pumpdown units to 65 wireline units and 15 pumpdown units by the end of the year as we grow that service offering.”

Operational Results

Our hydraulic fracturing service line averaged monthly revenue per unit of horsepower of $307 during the second quarter, down from $319 in the previous quarter and $371 in the same quarter a year ago. Hydraulic fracturing contributed $216.4 million of revenue and completed 1,667 fracturing stages during the second quarter of 2012, compared to $186.4 million of revenue and 1,476 fracturing stages for the previous quarter and $150.6 million of revenue and 856 fracturing stages for the same quarter last year. The decrease in average revenue per horsepower quarter over quarter was primarily due to the previously mentioned decline in utilization and pricing in connection with the increased supply of equipment in oily basins.

Our new 32,000 horsepower hydraulic fracturing fleet was deployed on schedule in late April to the Permian Basin and Eagle Ford shale where it is currently working in the spot market, bringing our aggregate hydraulic horsepower to 242,000. Our two on-order fleets remain on schedule for third and fourth quarter 2012 deployments. We are seeking to secure multi-year take-or-pay contracts for our new fracturing fleets, although we anticipate that we will be able to generate attractive returns in the spot market with this equipment, in the event long-term contracts are not secured. As noted in prior quarters, one of the benefits of working our fleets on a spot market basis is that it gives us the opportunity to demonstrate the efficiency of our operations to develop long-term relationships with new customers.

Our coiled tubing operations contributed $31.1 million of revenue and completed 866 coiled tubing jobs during the second quarter of 2012, compared to $35.5 million of revenue and 908 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the second quarter of 2011 was $22.1 million and 819 jobs were completed. Revenue and jobs were down from the previous quarter primarily as a result of the continued weakening of our East Texas operations as well as significant activity reductions from our top customer in Western Oklahoma. In addition, one of our largest coiled tubing customers has recently moved from 24 hour operations to a temporary 12 hour schedule in the Eagle Ford until their midstream infrastructure is built-out. Our coiled tubing fleet held steady during the quarter at 18 units, and we expect to take delivery of six additional units between the third quarter of 2012 and early 2013 for deployment in new basins.

Our equipment manufacturing business contributed $11.2 million of third party revenue during the second quarter of 2012, compared to $12.5 million during the previous quarter and continues to yield significant cash flow savings resulting from intercompany purchases. With respect to third party customers, activity is steady and we have maintained a backlog of orders, primarily for coiled tubing units. Our management team is focused on obtaining additional orders with new and existing customers.

Liquidity

As of June 30, 2012, we had $220 million outstanding under our recently expanded $400 million revolving credit facility. We currently have $210 million outstanding after repaying $10 million of the $220 million drawn to partially fund the acquisition of Casedhole. The facility matures in April 2016 and our current cost of borrowings is less than 3%. Our debt to total capitalization is less than 30%.

Capital expenditures totaled $39.1 million in the second quarter of 2012, the bulk of which was for the growth of our business lines. We expect to invest approximately $160 million to $170 million in 2012, consisting of the construction costs for new hydraulic fracturing equipment, coiled tubing units, wireline units and routine capital expenditures. We expect to fund these capital expenditures from cash on hand, operating cash flow in excess of our working capital requirements and, if needed, borrowings under our revolving credit facility.

Results for the Six Months Ended June 30, 2012

For the six months ended June 30, 2012, we reported net income of $102.7 million, or $1.91 per diluted share, on revenues of $517.4 million, compared to net income of $62.3 million, or $1.28 per diluted share, on revenues of $309.4 million for the six months ended June 30, 2011. The results for the six months ended June 30, 2012 included approximately $0.5 million in transaction costs incurred in connection with the acquisition of Casedhole, net of tax ($0.01 per diluted share). The results for the six months ended June 30, 2011 included approximately $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share).

For the six months ended June 30, 2012, we reported Adjusted EBITDA of $176.7 million compared to $118.0 million for the six months ended June 30, 2011. Capital expenditures for the period totaled $77.9 million, $72.0 million of which was for new equipment.

Conference Call Information

We will host a conference call on Thursday, August 9, 2012 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our second quarter 2012 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 866-700-0161 or 617-213-8832 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 888-286-8010 or 617-801-6888 and entering passcode 19402841 for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, pressure pumping, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active basins and shale plays in the United States. We are in the process of acquiring additional hydraulic fracturing fleets and evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States with similarly demanding completion and stimulation requirements.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management's current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended June 30, 2012, Current Report on Form 8-K filed on August 8, 2012, Quarterly Report on Form 10-Q for the period ended March 31, 2012, and Annual Report on Form 10-K for the year ended December 31, 2011. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Revenue	$278,388	$239,052	$182,171	$517,440	$309,375

Cost of sales	173,269	144,363	110,068	317,632	180,116

Gross profit	105,119	94,689	72,103	199,808	129,259
Selling, general and administrative expenses	22,841	18,330	11,703	41,171	20,528

(Gain)/loss on sale/disposal of assets	212	397	17	609	(73)

Operating income	82,066	75,962	60,383	158,028	108,804

Other expense:
Interest expense, net	(891)	(380)	(1,200)	(1,271)	(3,158)
Loss on early extinguishment of debt	—	—	(7,605)	—	(7,605)
Other expense, net	—	(72)	(27)	(72)	(39)

Total other expense, net	(891)	(452)	(8,832)	(1,343)	(10,802)

Income before income taxes	81,175	75,510	51,551	156,685	98,002

Income tax expense	27,900	26,131	18,313	54,031	35,679

Net income	$53,275	$49,379	$33,238	$102,654	$62,323

Net income per common share:
Basic	$1.03	$0.95	$0.70	$1.98	$1.31

Diluted	$0.99	$0.92	$0.68	$1.91	$1.28

Weighted average common shares outstanding:
Basic	51,957	51,905	47,499	51,931	47,499

Diluted	53,833	53,715	48,656	53,774	48,677

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$8,278	$46,780
Accounts receivable, net of allowance of $1,124 at June 30, 2012 and $808 at December 31, 2011	195,177	122,169
Inventories, net	74,037	45,440
Prepaid and other current assets	10,898	9,138
Deferred tax assets	1,889	789

Total current assets	290,279	224,316
Property, plant and equipment, net of accumulated depreciation of $60,487 at June 30, 2012 and $46,539 at December 31, 2011	352,162	213,697

Other assets:

Goodwill	194,962	65,057
Intangible assets, net of accumulated amortization of $10,572 at June 30, 2012 and $8,151 at December 31, 2011	128,598	25,419
Deposits on equipment under construction	3,061	6,235
Deferred financing costs, net of accumulated amortization of $753 at June 30, 2012 and $411 at December 31, 2011	4,448	2,528
Other noncurrent assets, net	2,051	597

Total assets	$975,561	$537,849

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$79,512	$57,564
Payroll and related costs	13,427	4,799
Accrued expenses	7,922	9,655
Income taxes payable	13,812	1,827
Current portion of long-term debt	1,991	—
Customer advances and deposits	5,229	5,392

Total current liabilities	121,893	79,237

Deferred tax liabilities	121,844	62,471

Long-term debt and capital lease obligations	224,765	—

Other long-term liabilities	1,436	1,086

Total liabilities	469,938	142,794
Commitments and contingencies
Stockholders' equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 52,731,490 issued and outstanding at June 30, 2012 and 51,886,574 issued and outstanding at December 31, 2011	527	519
Additional paid-in capital	209,780	201,874
Retained earnings	295,316	192,662

Total stockholders’ equity	505,623	395,055

Total liabilities and stockholders' equity	$975,561	$537,849

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$102,654	$62,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,406	8,987
Deferred income taxes	6,731	22,734
Provision for doubtful accounts, net of write-offs	300	135
(Gain) loss on disposal of assets	609	(73)
Stock-based compensation expense	7,086	4,270
Excess tax benefit of stock-based award activity	(524)	—
Amortization of deferred financing costs	342	408
Write-off of deferred financing costs related to early extinguishment of debt	—	2,899
Changes in operating assets and liabilities:
Accounts receivable	(38,017)	(42,573)
Inventories	(24,640)	(1,843)
Prepaid expenses and other current assets	194	(5,182)
Accounts payable	9,454	24,426
Accrued liabilities	(1,489)	2,008
Accrued taxes	12,294	(7,134)
Deferred income	400	(4,000)
Other	(193)	(2,628)

Cash provided by operating activities	92,607	64,757

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(77,865)	(65,130)
Proceeds from disposal of property and equipment	168	2,372
Payments made to acquire Casedhole, net of cash acquired	(271,852)	—
Payments made to acquire Total E&S, Inc., net of cash acquired	—	(27,225)

Cash used in investing activities	(349,549)	(89,983)

Cash flows from financing activities:
Payments on revolving debt, net	—	(3,100)
Proceeds from long-term debt	220,000	119,850
Repayments of long-term debt	—	(83,789)
Financing costs	(2,262)	(2,918)
Proceeds from stock options exercised	306	—
Excess tax benefit of stock-based award activity	524	—
Repayments of capital lease obligations	(128)	—

Cash provided by (used in) financing activities	218,440	30,043

Net (decrease) increase in cash and cash equivalents	(38,502)	4,817
Cash and cash equivalents, beginning of period	46,780	2,817

Cash and cash equivalents, end of period	$8,278	$7,634

Supplemental cash flow disclosure:
Cash paid for interest	$253	$2,609

Cash paid for taxes	$35,113	$18,810

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Adjusted EBITDA	$92,560	$84,132	$66,097	$176,692	$118,019
Interest expense, net	(891)	(380)	(1,200)	(1,271)	(3,158)
Loss on early extinguishment of debt	—	—	(7,605)	—	(7,605)
Costs to acquire Total E&S, Inc.	—	—	(340)	—	(340)
Costs to acquire Casedhole	(721)	—	—	(721)	—
Provision for income taxes	(27,900)	(26,131)	(18,313)	(54,031)	(35,679)
Depreciation and amortization	(9,561)	(7,845)	(5,384)	(17,406)	(8,987)
Gain (loss) on disposal of assets	(212)	(397)	(17)	(609)	73

Net income	$53,275	$49,379	$33,238	$102,654	$62,323